Exhibit 10.1

Award Date:

Dear _________________,

We value your services for our Company and are pleased to inform you that USIO, Inc., (the “Company”) has granted you registered shares with time-vesting restrictions (the “Shares”) pursuant to the Company’s Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the attached Agreement and the Plan.

Number of Restricted Stock Unit Award granted:	Restricted Stock Unit Award Vesting Date:

By accepting your Award, you acknowledge receipt of a copy of this Award Letter and attached Agreement and agree that the Shares are subject to all of the terms and conditions set forth in the Agreement and the Plan, which is incorporated herein by reference. The Award and the Plan are subject to adjustments, changes, and amendments as provided in the Agreement and the Plan. It is important you read this Award Letter together with Agreement and the Plan carefully as your Award is subject to their terms and conditions.

We look forward to working with you to shape the future of USIO, Inc.

USIO, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), made as of the --- day of _______ (the “Grant Date”) by and between Usio, Inc., a Nevada corporation (the “Company”), and [___________] (“Employee”), evidences the grant by the Company of an Award of Restricted Stock Units (the “Award”) to the Employee on such date and the Employee’s acceptance of the Award in accordance with the provisions of the Usio, Inc. 2025 Comprehensive Equity Incentive Plan, as amended or restated from time to time (the “Plan”).

The Company and the Employee hereby agree as follows:

1.	Basis for Award. This Award is made under the Plan pursuant to Section 8 thereof.

2.	Restricted Stock Units Awarded.

(a)    The Company hereby awards to the Employee on the Grant Date an Award of Restricted Stock Units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.

(b)    Each Restricted Stock Unit shall be credited to a separate account maintained for the Employee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

(c)    Subject to any exceptions set forth in this Agreement or the Plan, during the Period of Restriction and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto shall not be transferred on the books of the Company nor shall any attempted sale, transfer, assignment, pledge or other disposition of any of the Restricted Stock Units be effective unless and until the terms and provisions of this Agreement are first complied with. Any attempted sale, transfer, assignment, pledge or other disposition of any shares of the Restricted Stock Units that does not comply with the provisions of this Agreement shall be invalid and of no effect.

(d)    Except as provided in the Plan or this Agreement, the restrictions on the Restricted Stock Units covered by this Agreement are that the Restricted Stock Units or the rights relating thereto will be forfeited by the Employee and all of the Employee’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Stock Units made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, except that the Restricted Stock Units or the rights relating thereto may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Employee, only by the Employee, unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

(e)    Subject to the terms of this Agreement and the Plan, upon termination of the Employee’s employment with the Company for any reason, all Restricted Stock Units may vest or be forfeited in accordance with the terms and conditions established by the Committee or as specified in this Agreement. For purposes of clarity, in the event of a Change of Control, Section 4 of this Agreement and the terms of the Plan shall control. Each Restricted Stock Unit Award may, in the sole and absolute discretion of the Committee, have different forfeiture and vesting provisions.

3.    Period of Restriction; Vesting. Subject to the terms and conditions of this Agreement and the Plan, the Restricted Stock Units shall vest subject to the satisfaction of the time vesting conditions set forth on the cover page of this Agreement. None of the Restricted Stock Units shall be considered earned until all vesting conditions applicable to such Restricted Stock Units are fully satisfied. Except as otherwise provided in any agreement with an employee (i.e., separation and/or employment agreement), any Restricted Stock Units that do not vest at the end of the period set forth on the cover page of this Agreement shall be forfeited.

4.    Rights as Shareholder; Dividend Equivalents.

(a)    The Employee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

(b)    Upon and following the settlement of the Restricted Stock Units, the Employee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)    If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, the Employee’s Account shall be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”) in an amount equal to the dividends that would have been paid to the Employee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Employee as set forth in this Agreement.

(d)    The Dividend Equivalents credited to the Employee’s Account will be deemed to be reinvested in additional Restricted Stock Units (rounded to the nearest whole share) and will be subject to the same terms and conditions as the Restricted Stock Units to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as any further dividends are declared.

5.	Settlement of Restricted Stock Units.

(a)    Subject to Section 10 hereof, promptly following the vesting date, and in any event no later than 30 days after such vesting occurs, the Company shall (a) issue and deliver to the Employee the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested (“Vested Units”) and cash equal to any Dividend Equivalents credited with respect to such Vested Units and the interest thereon or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon; and (b) enter the Employee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Employee.

(b)    If the Employee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Employee becomes eligible for settlement of the Restricted Stock Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Employee’s separation from service and (b) the Employee’s death.

(c)    To the extent that the Employee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units and any related Dividend Equivalents) shall be forfeited. The Employee has no right or interest in any Restricted Stock Units that are forfeited.

6.    Prerequisites to Benefits. Neither the Employee, nor any person claiming through the Employee, shall have any right or interest in the Restricted Stock Units awarded hereunder, unless and until all terms, conditions and provisions of this Agreement and the Plan which affects the Employee, or such other person shall have been complied with as specified herein or in the Plan.

7.    Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Employee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Common Stock of the Company may be listed at the time of such issuance or transfer, and further subject to the approval of counsel for the Company with respect to such compliance.

8.    Tax Liability and Withholding. The Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Employee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Employee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment.

(b)    authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Employee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.

(c)    delivering to the Company previously owned and unencumbered shares of Common Stock.

(d)    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items.

9.    No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to confer upon the Employee the right to continue in the service of the Company or impose any limitation on any right of the Company or any of its affiliates to terminate the Employee’s service at any time for any reason.

10.    Representations and Warranties of Employee. The Employee represents and warrants to the Company that:

(a)    The Employee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement and agrees to be bound by their terms and conditions. The Employee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock Units or disposition of the Restricted Stock Units once vested, and that the Employee should consult a tax adviser prior to such time.

(b)    The Employee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

(c)    The Employee represents and agrees the Restricted Stock Units are being acquired without a view to distribution thereof.

11.    Adjustments to Shares. Pursuant to Section 13 of the Plan, the Committee may make appropriate adjustments to the number and class of shares relating to Restricted Stock Units as it deems appropriate, in its sole discretion, to preserve the value of this Award. The Committee’s adjustment shall be made in accordance with the provisions of Section 13 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

12.    No Impact on Other Benefits. The value of the Employee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

13.    Governing Law; Modification. This Agreement shall be governed by the laws of the State of Texas without regard to the conflict of law principles. The Agreement may not be modified except in writing signed by both parties.

14.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

15.    Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any nondiscretionary terms and provisions of the Plan and the terms and provisions contained herein, the applicable terms and provisions of the Plan will govern and prevail. In the event of a conflict between the discretionary terms and provisions of the Plan and the terms and provisions contained herein, the applicable terms and provisions of this Agreement will govern and prevail.

16.    Defined Terms. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms used but not defined herein have the definitions as provided in the Plan.

17.    Miscellaneous. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

USIO, INC.

By:

Name:

Title:

EMPLOYEE

Printed Name: